UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2020

JAGUAR HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36714	46-2956775
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Pine Street, Suite 400 San Francisco, California	94104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 371-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.0001 Per Share	JAGX	The NASDAQ Capital Market

Item 1.01    Entry into a Material Definitive Agreement

Master Services Agreement

On October 5, 2020, Napo Pharmaceuticals, Inc. (“Napo”), a wholly-owned subsidiary of Jaguar Health, Inc. (“Jaguar” or the “Company”), entered into a master services agreement for clinical research organization (“CRO”) services (the “MSA”) and a service order under such MSA (“Service Order”) with Integrium, LLC (“Integrium”). The Service Order covers Napo’s planned upcoming pivotal Phase 3 clinical trial for cancer-therapy related diarrhea.

As consideration for its services under the Service Order, Napo will pay Integrium a total amount of up to approximately $12.4 million that will be paid over the term of the engagement and based on the achievement of certain milestones. The MSA will terminate upon the satisfactory performance of all services to be provided thereunder unless earlier terminated by the parties. Either party may terminate the MSA or individual service orders upon written notice as a result of a material breach of the MSA that remains uncured for a period of thirty days. Napo may also terminate individual service orders at any time without cause by giving Integrium 30 days’ prior written notice. Either party may also terminate the MSA immediately upon written notice in the event that the other party becomes insolvent, makes a general assignment for the benefit of creditors, files a voluntary petition of bankruptcy, suffers or permits the appointment of a voluntary petition of bankruptcy, suffers or permits the appointment of a receiver for its business or assets, or becomes subject to any proceeding under any bankruptcy or insolvency law. The MSA contains provisions regarding the rights and responsibilities of the parties with respect to CRO services, payment terms, confidentiality and indemnification, as well as other customary provisions.

The foregoing description of the MSA does not purport to be complete and is qualified in its entirety by reference to the full text of the MSA, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal period ending September 30, 2020, with confidential portions redacted.

Share Issuance to PoC Capital

On October 6, 2020, the Company entered into a Stock Plan Agreement for Payment of Contracted Research Fees (the “SPA”) with PoC Capital, LLC (“PoC”), pursuant to which the Company issued to PoC an aggregate of 1,333,333 shares (the “Fee Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”) as consideration for PoC’s assumption of $399,999.90 in payment obligations of Napo under the Service Order with Integrium for Napo’s planned upcoming pivotal Phase 3 clinical trial for cancer-therapy related diarrhea, for an effective offering price of $0.30 per share, which equals the Minimum Price as defined under Nasdaq Listing Rule 5635(d). The Fee Shares are being issued by the Company pursuant to a registration statement on Form S-3 (333-248763), which was declared effective by the Securities and Exchange Commission (the “Commission”) on September 23, 2020 (the “Registration Statement”), including the related base prospectus contained therein and a prospectus supplement that the Company intends to file on October 7, 2020.

This Current Report on Form 8-K does not constitute an offer to sell any securities or a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The legal opinion and consent of Reed Smith LLP addressing the validity of the Fee Shares is filed as Exhibit 5.1 and Exhibit 23.1, respectively, to this Current Report on Form 8-K and are incorporated into the Registration Statement.

Item 9.01   Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
5.1	Opinion of Reed Smith LLP as to the legality of the Fee Shares.
10.1	Stock Plan Agreement, dated October 6, 2020, by and between Jaguar Health, Inc. and PoC Capital, LLC.
23.1	Consent of Reed Smith LLP (included in Exhibit 5.1)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAGUAR HEALTH, INC.

By:	/s/ Lisa A. Conte
	Name:	Lisa A. Conte
	Title:	President and Chief Executive Officer

Date: October 7, 2020

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